Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of October 28, 2009 between GT Solar International, Inc., a Delaware corporation (the “Company”), and Thomas Gutierrez (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in Section 4 hereof (the “Employment Period”).

2.                                       Position and Duties.

(a)                                  During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the President and Chief Executive Officer.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Company’s board of directors (the “Board”) may from time to time direct.

(b)                                 During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects.  In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s and its Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation.  During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may (i) continue to serve as a director of Verso Paper Corp. and PhytoChem and receive compensation for such service, and (ii) serve as a director of an officer or director of or otherwise participate in solely educational, welfare, social, religious, sporting club and civic organizations so long as such activities do not interfere with Executive’s employment with the Company and its Subsidiaries.

(c)                                  For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3.                                       Compensation and Benefits.

(a)                                  During the Employment Period, Executive’s base salary shall be $507,500 per annum or such higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in proportionate, bi-weekly installments and in accordance with the Company’s general payroll practices in effect from time to time.  For any partial years of employment during the Employment Period, the Base Salary shall be pro rated on an annualized basis.  In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs (other than bonuses and other incentive programs, except as otherwise (i) provided herein or (ii) determined by the Board) for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to four (4) weeks of paid vacation and paid leave for illness each calendar year in accordance with the Company’s policies.

(b)                                 In addition to the Base Salary:

(i)                                     During the Employment Period, Executive shall be entitled to participate in the Executive Incentive Program of the Company, the terms of which for fiscal year 2010 are attached as Exhibit A hereto (the “EIP”), under which Executive may be eligible to receive a bonus based upon the achievement of such performance targets and other conditions as stated in the EIP; provided, however, that Executive must execute a participant agreement with the Company prior to being deemed a participant in the EIP.  Executive’s “Participation Date” under the EIP shall be the date hereof.  Notwithstanding the foregoing or anything to the contrary contained in the EIP, Executive shall be entitled to a minimum cash bonus under the EIP with respect to the Company’s fiscal year 2010 in an amount equal to $507,500/365 multiplied by the number of days during fiscal year 2010 during which Executive was continuously employed by the Company, so long as Executive is employed on the last day of fiscal 2010.  Such cash bonus shall be payable to Executive on the same date that bonus payments are made senior executive employees under the fiscal year 2010 EIP.  The EIP, if any, for future years shall be determined by the Compensation Committee of the Board of Directors.  While the Company does not guarantee the existence or the terms and conditions of any incentive plan in future years, participation in any such plans, if any, shall be extended to Executive to an extent commensurate with Executive’s position.

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(c)                                  Pursuant the Company’s 2008 Equity Incentive Plan (the “Plan”),  Executive will receive an option (the “Option”) to purchase shares of common stock of the Company and restricted stock units (“RSUs”).  The number of shares of Company common stock underlying the Option shall be 784,314 and the number of shares of Company common stock underlying the RSUs shall be 400,000.  The terms of the Option will be as set forth in the form of Option Agreement, the terms of the RSUs shall be set forth in the form of Restricted Stock Unit Agreement and each shall be subject to the Plan, each as attached hereto as Exhibits B-1, B-2, and B-3 respectively.

(d)                                 The Company shall also pay Executive upon the date of execution of this Agreement the sum of $120,000 in recognition of expenses he will incur in connection with his relocation and commencement of employment hereunder and an additional $120,000 once Executive completes his relocation.  Executive shall submit documentation supporting the expenses associated with his relocation and commencement of employment hereunder as soon as reasonably practicable following incurrence of such expenses.  To the extent documentation that is submitted to the Company totals less than $240,000, the amount by which $240,000 exceeds the amount of such documented expenses will be reported by the Company as income to Executive.

(e)                                  During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)                                    All amounts payable to Executive hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

4.                                       Termination.

(a)                                  The Employment Period shall begin on the date of this Agreement and continue until the Employment Period is terminated by (i) Executive’s resignation (with or without Good Reason, as defined below) or death or Disability (as defined below) as provided herein or (ii) the Company at any time prior to such date with or without Cause (as defined below).  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive; provided that, the Company shall provide at least thirty (30) days advanced notice to Executive in the event the Company terminates Executive’s employment without Cause.  Executive shall provide at least thirty (30) days advanced written notice of Executive’s resignation of employment, with or without Good Reason (as defined below), to the Board.  For the avoidance of doubt, subject to the terms and provisions of this Agreement, including this Section 4, the Employment Period may be terminated by either the Company or Executive at any time.

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(b)                                 If the Employment Period is terminated by the Company without Cause, or as a result of Executive’s resignation with Good Reason, Executive shall be entitled to:

(i)                                     continue to receive his Base Salary (paid in accordance with the Company’s general payroll practices in effect on the termination date) as special severance payments from the date of termination for a period of twelve (12) months thereafter (the “Severance Period”);

(ii)                                  to the extent permitted by the applicable benefit plans, continued participation during the Severance Period in health and dental insurance plans sponsored by the Company on terms and conditions in effect at the time of such termination (including cost sharing, if applicable) substantially similar to those applicable to employees of the Company generally;

provided, however, Executive shall be entitled to the payments and benefits described in clauses (b)(i) and (b)(ii) of this Section 4(b) if and only if Executive has executed and delivered to the Company the General Release substantially in form and substance as set forth in  Exhibit C attached hereto, and the General Release has become effective and no longer subject to revocation no later than 60 days following the termination of the Employment Period and not then been breached (the “Initial Severance Conditions”), and only so long as Executive has not revoked or breached the provisions of the General Release and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period.  Any amounts payable or benefits to be provided pursuant to this Section 4(b) shall not be paid or provided until the first scheduled payment date following the satisfaction of the Initial Severance Conditions (with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required); provided, however, any such amounts that constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid or provided until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A and if such payments or benefits are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, further, that if Executive is a “specified employee” within the meaning of Section 409A, any amounts payable to Executive under this Section 4(b) during the first six months and one day following the date of termination pursuant to this Section 4(b) that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid or provided until the date six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if such deferral had not been required.  Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.  Following the execution and delivery by Executive of the General Release substantially in form and substance as set forth in

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Exhibit C attached hereto, the Company agrees not to disparage Executive; provided, however, the Company shall be permitted to pursue any and all legal remedies against Executive to the extent the Company reasonably believes that Executive failed to comply with the law, this Agreement, the Company’s Code of Conduct, the Company’s employee handbook or other policies applicable to its employees.

(c)                                  If the Employment Period is (i) terminated by the Company for Cause or (ii) terminated by the Executive without Good Reason (as defined below), Executive shall only be entitled to receive his Base Salary and benefits through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.  The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.  If this Agreement is terminated due to the Executive’s death or Disability, Executive shall only be entitled to receive (a) his Base Salary through the date of termination, (b) any benefits the Executive’s eligible family members are entitled to under COBRA, and (c) at the sole discretion of the Board, a pro-rata portion (based on the number of days Executive was employed during the fiscal year in which the death or disability occurred) of any annual target bonus (other than under the EIP) Executive would have been entitled to for such fiscal year, had the Employment Period not been terminated during such year, payable at the time Executive would have been entitled to receive such bonus had the Employment Period not been terminated.  The Board shall retain full discretionary authority to determine whether any such bonus is paid, and the size thereof, pursuant to this Section 4(c) in effect based upon the Company’s performance as well as Executive’s contribution toward business objectives as demonstrated by the achievement of functional/individual goals.

(d)                                 Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).  Except as provided in Section 20(d), the Company may offset any amounts Executive owes it, to the extent agreed by the Company and Executive or determined pursuant to the arbitration as set forth in Section 17 or by a final order of a court of competent jurisdiction, against any amounts the Company owes Executive hereunder.

(e)                                  Effective upon the termination of the Employment Period for any reason, including termination by the Company with or without Cause or Executive’s resignation with or without Good Reason, Executive shall resign from all director, officer and other fiduciary positions Executive may then hold with the Company and its Subsidiaries and shall deliver to the Board a resignation letter to such effect on the date of such termination.

(f)                                    For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) repeatedly reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs in the workplace or other repeated conduct causing the Company or any of its

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Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board which is not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (vi) any breach of the Proprietary Rights and Confidentiality Agreement, dated as of the date hereof, between the Company and GT Solar Incorporated, or any material breach of this Agreement or any other agreement between the Company and Executive, or (vii) any other material breach of this Agreement which is not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive.

(g)                                 For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a period of ninety (90) consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by an independent medical doctor chosen by the Board and reasonably acceptable to Executive or his personal representative.  Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(h)                                 For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of the occurrence of one or more of the following events:  (i) the Company reduces the amount of the Base Salary (other than as a result of a general across-the-board salary reduction applicable to all senior executives of the Company) or elects to eliminate the EIP without permitting Executive to participate in an annual incentive bonus plan in place of the EIP which offers a potential bonus payment comparable to that earnable at 100% of plan target by Executive under the EIP, (ii) the Company changes Executive’s title and reduces his responsibilities or authority in a manner materially inconsistent with that of the position of President and Chief Executive Officer or (iii) the Company changes Executive’s place of work to a location more than 50 miles outside of Merrimack, New Hampshire; provided that in order for Executive’s resignation for Good Reason to be effective hereunder, Executive must provide written notice to the Company stating Executive’s intent to resign for Good Reason and the grounds therefor within ninety (90) days after such grounds exist and grant the Company thirty (30) days from receipt of such notice to remedy or otherwise remove the grounds supporting Executive’s resignation for Good Reason.

5.                                       Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound,

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(ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

6.                                       Survival.  The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

7.                                       Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties hereto at the following addresses or facsimile numbers:

Notices to Executive:

Thomas Gutierrez
GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Facsimile:  (603) 595-6993

Notices to the Company:

GT Solar International, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Facsimile:  (603) 595-6993
Attn:                    General Counsel

With a copy to:

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017
Facsimile:  (213) 808-8229
Attn:                    Eva H. Davis

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7 or by facsimile transmission to the facsimile number as provided for in this Section 7, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks

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located in the State of New York are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 7, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 7, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.  Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

8.                                       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.                                       Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

13.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire.  In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice

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of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

14.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

15.                                 Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

16.                                 Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

17.                                 Arbitration.  Each party hereto agrees that the arbitration procedure set forth in Exhibit D hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  Except as set forth in Exhibit D hereto, the parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this Section 17 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit D hereto).

18.                                 Corporate Opportunity.  Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of the Company or its Subsidiaries (“Corporate Opportunities”).  Unless approved by the Board,

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Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

19.                                 Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this Section 19, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

20.                                 409A Provisions.  Notwithstanding any other provision herein:

(a)          The parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(b)         For all purposes of this Agreement, references herein to “termination,” “termination of the Employment Period,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A.

(c)          For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d)         In no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A, as determined by the Board of Directors in its sole discretion, be subject to offset unless otherwise permitted by Section 409A.

(e)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

GT SOLAR INTERNATIONAL, INC.

By:	/s/ Hoil Kim
Name: Hoil Kim
Its: Vice President and General Counsel

/s/ Thomas Gutierrez
Thomas Gutierrez

[Signature page to Gutierrez Employment Agreement]

EXHIBIT A

FISCAL YEAR 2010 EXECUTIVE INCENTIVE PROGRAM

A-1

EXHIBIT B-1

FORM OF OPTION AGREEMENT

EXHIBIT B-2

FORM OF RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT B-3

2008 EQUITY INCENTIVE PLAN

EXHIBIT C

GENERAL RELEASE

I, Thomas Gutierrez, in consideration of and subject to the performance by GT Solar International, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of  October 28, 2009 between the Company and me (the “Agreement”), do hereby release and forever discharge as of the date hereof (on behalf of myself, my heirs, executors, administrators and assigns) the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.                                       I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company, except as set forth on Exhibit A hereto.

2.                                       Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                       I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                                       I agree that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

5.                                       I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever (including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief).  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.                                       In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                                       I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8.                                       I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

9.                                       I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.                                 I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company and its Subsidiaries pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company shall reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts.

11.                                 I agree not to disparage the Company, its and its Subsidiaries’ past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its Subsidiaries and its affiliates confidential unless a prior written release from the Company is obtained.  I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its and its Subsidiaries’ businesses, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.                                 Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.                                 Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)                                  I HAVE READ IT CAREFULLY;

(b)                                 I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)                                  I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)                                 I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)                                  I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA.  I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT A KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

(f)                                    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)                                 I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)                                 I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

THOMAS GUTIERREZ

EXHIBIT D

ARBITRATION PROCEDURE

1.                                       Notice of Claim.  A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same.  The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting.  If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a notice of arbitration which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”).  Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise.  Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim.  Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.

2.                                       Selection of Arbitrator.  Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim.  If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) in Boston, Massachusetts, to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute.  If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

3.                                       Arbitration Procedure.  The following procedures shall govern the conduct of any arbitration under this paragraph 3.  All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator.  Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)                                  Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration.  All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration.  There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b)                                 All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties.  Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c)                                  Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d)                                 Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.  If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e)                                  Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f)                                    Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim.  Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place in Boston, Massachusetts or within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed.  Both parties shall be granted substantially equal time to present evidence at the hearing.  The hearing shall not exceed one business day, except for good cause shown.

(g)                                 Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”).  The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(h)                                 Each party agrees that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Exhibit D, the decision, judgment, ruling, finding, award or other determination of any arbitration by the arbitrator under the AAA Rules shall be final, conclusive and binding on all of the parties hereto, and judgment may be entered thereupon in accordance with applicable law in such court as has jurisdiction thereof; provided, however, nothing in this paragraph 3(h) shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

(i) Each of the parties agrees that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court (an “Appropriate Court”) that would, but for the provisions of Section 17 of the Agreement, have proper jurisdiction in respect of an action brought by either party under the Agreement, and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in its decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, an Appropriate Court may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law.  For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 13 of the Agreement.

4.                                       Costs of Arbitration.  As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration.  In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrator(s).

5.                                       Satisfaction of Award.  If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws.  In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6.                                       Confidentiality of Proceedings.  The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties and any information disclosed in the course of the arbitration proceedings by the parties, and the Final Determination issued by the arbitrator (collectively, the “Arbitration Information”), shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees.  None of the foregoing provisions shall prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, provided that prior to such disclosure the disclosing party shall notify the other party promptly of the contemplated disclosure so that the other party may seek an appropriate protective order or waive compliance with the provisions of this paragraph 6, and if, in the absence of a protective order or the receipt of a waiver hereunder, the disclosing party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such disclosing party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided further that the disclosing party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other party shall designate, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.